Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Mandi Hogan (805) 981-8655

LTC Names David Gruber to Board of Directors

WESTLAKE VILLAGE, CALIFORNIA, July 26, 2023 – LTC Properties Inc. (NYSE: LTC), a real estate investment trust that invests in seniors housing and health care properties, today announced that David Gruber has been elected to its Board of Directors effective July 25, 2023, increasing the total number of directors from six to seven, six of whom are independent.

Gruber, 53, is a qualified financial expert with significant corporate finance, governance and compliance expertise, having served as Managing Director, Head of Equity Capital Markets for KeyBanc Capital Markets for more than 20 years, where he chaired and was a member of the bank’s Equity Commitment and Capital Commitment Committees. Under his leadership, Gruber’s team helped execute more than 1,100 equity transactions, raising in excess of $500 billion in equity capital.

“We are thrilled to welcome David to our Board. He brings significant experience in equity capital markets, REIT and other industry financings and talent management, which should serve us well as we continue to implement our growth strategy,” said Wendy Simpson, LTC’s Chairman and Chief Executive Officer. “We began our relationship with David nearly 20 years ago when he worked with us as an investment banker, and have been impressed with his financial acumen and knowledge of our industry since then. Additionally, his ability to bring an astute investor and capital markets lens to public companies, while developing and implementing business strategy, will create added perspective for us.”

Gruber holds a B.S. in Finance from Kent State University, and is currently a member of the advisory board for Cleveland Central Catholic High School in Cleveland, Ohio. He also has served on numerous nonprofit organization boards in recent years.

About LTC

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC’s investment portfolio includes 212 properties in 29 states with 30 operating partners. Based on its gross real estate investments, LTC’s investment portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward-Looking Statements

This press release includes statements that are not purely historical and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward-looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

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